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                                                                  EXHIBIT 23.1



                          INDEPENDENT AUDITORS CONSENT

The Board of Directors
J.B. Hunt Transport Services, Inc.

         We consent to incorporation by reference on Form S-8 filed on March
11, 2003 for the J.B. Hunt Transport Services, Inc. Amended and Restated Employee Retirement Plan of our report dated January 30, 2003, relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. as of December 31, 2002, 2001, and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended, which reports are incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of J.B. Hunt Transport Services, Inc.


                                  /s/ KPMG LLP



Tulsa, Oklahoma
March 11, 2003